Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
March 30, 2005		Dorothy Brown Smith
Vice President,
Corporate Communication
(717) 396-5696

Investor Inquiries:
Investor Relations
(717) 396-6144

ARMSTRONG REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

LANCASTER, PA March 30, 2005 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported fourth quarter 2004 net sales of $855.3 million that were 6.1% higher than fourth quarter net sales of $805.8 million in 2003. Excluding the favorable effects of foreign exchange rates of $18.4 million, net sales increased 3.8%. An operating loss of $134.8 million was recorded for the fourth quarter of 2004 compared to an operating loss of $12.1 million in the fourth quarter of 2003. During the fourth quarter of 2004, Armstrong recorded a non-cash goodwill impairment charge of $48.4 million and a fixed asset impairment charge of $44.8 million related to the European resilient flooring business.

For the year ended December 31, 2004, net sales were $3,497.3 million, an increase of 7.3% from the $3,259.0 million reported for 2003. Excluding the favorable effects of foreign exchange rates of $87.9 million, consolidated net sales increased 4.5%. An operating loss for 2004 of $43.8 million compared to an operating loss of $19.3 million for 2003. During 2004, Armstrong recorded non-cash goodwill impairment charges of $108.4 million and a fixed asset impairment charge of $44.8 million related to European resilient flooring business. During 2003, Armstrong recorded non-cash charges related to asbestos of $81 million.

During 2004 and 2003, Armstrong implemented several manufacturing and organizational changes to improve our cost structure and enhance our competitive position. The charges for these initiatives incurred in 2004 totaled approximately $50 million, of which approximately $32 million was for accelerated depreciation and fixed asset impairments. In 2003, charges for cost reduction initiatives totaled approximately $54 million, of which approximately $32 million was for accelerated depreciation and fixed asset impairments. The remaining amounts were primarily for severances and other related costs.

In addition to the above items, results for 2004 reflect increased selling prices that mostly offset higher raw material and energy costs.

Segment Highlights for the Full Year 2004

Resilient Flooring net sales of $1,215.1 million in 2004 increased from net sales of $1,181.5 million in 2003. Excluding the favorable impact of foreign exchange rates of $27.6 million, 2004 net sales were essentially flat versus 2003. An operating loss of $150.2 million in 2004 compared to operating income in 2003 of $56.2 million. Contributing to the 2004 loss were a non-cash goodwill impairment charge of $108.4 million, a non-cash fixed asset impairment charge related to our European resilient business of $44.8 million and cost reduction initiative charges of $32.7 million. Lower laminate sales volume, increased costs to purchase PVC and wage and salary inflation also reduced operating results.

Wood Flooring net sales of $832.1 million in 2004 increased 12.7% from $738.6 million in the prior year. This increase was driven primarily by improved pricing and increased volume in certain products. Operating income of $51.4 million in 2004 compared to an operating loss of $4.0 million in 2003. In addition to the positive impact of higher sales, lower expenses for implementing cost reduction initiatives and lower manufacturing overhead resulting from prior initiatives contributed to the improved operating results. Partially offsetting these were higher costs for lumber and increased production expenses in certain plants.

Textiles and Sports Flooring net sales of $265.4 million decreased in 2004 compared to $271.9 million in 2003. Excluding the translation effect of changes in foreign exchange rates of $25.8 million, net sales decreased by 10.8%, primarily from volume declines in carpet flooring products due to weak economic conditions in our primary selling markets and loss of market share, caused by the lack of new product development. An operating loss of $7.1 million in 2004 compared to an operating loss of $11.0 million recorded for 2003. 2003 results included expenses of $7.5 million associated with cost reduction initiatives. The further decrease was due to the negative impact of lower sales volume and prices.

Building Products net sales of $971.7 million in 2004 increased from $862.2 million in the prior year. Excluding the translation effect of the changes in foreign exchange rates of $34.4 million, sales increased by 8.4%, primarily due to higher sales volume in commercial markets and improved pricing. Operating income increased to $127.0 million from operating income of $95.2 million in 2003. This increase resulted from higher sales volume and prices, lower production expenses and increased equity earnings in WAVE, which were only partially offset by inflation in the cost of raw materials and energy, and higher selling expenses.

Cabinets net sales in 2004 of $213.0 million increased from $204.8 million in 2003 due primarily to increased selling prices and sales of higher priced products, both enabled by improved customer service. Operating income of $1.4 million in 2004 compared to an operating loss of $11.1 million in the prior year. The improved operating results were the result of increased net sales, manufacturing efficiencies and reduced SG&A expenses, partially offset by expenses for cost reduction initiatives.

More details on the Company’s performance can be found in its Form 10-K, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 42 plants in 12 countries and has approximately 15,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net sales	$855.3	$805.8	$3,497.3	$3,259.0
Cost of goods sold	764.2	665.1	2,811.0	2,597.4
Selling, general and administrative expenses	172.4	156.2	635.0	612.1
Charge for asbestos liability, net	—	—	—	81.0
Goodwill impairment	48.4	—	108.4	—
Restructuring and reorganization charges, net	13.3	1.3	18.3	8.6
Equity (earnings) from joint venture	(8.2)	(4.7)	(31.6)	(20.8)

Operating (loss)	(134.8)	(12.1)	(43.8)	(19.3)
Interest expense (unrecorded contractual interest of $21.8, $21.8, $86.9 and $95.1, respectively)	2.1	2.1	8.4	9.0
Other non-operating expense	0.2	1.4	3.1	5.7
Other non-operating (income)	(1.7)	(1.0)	(6.4)	(5.0)
Chapter 11 reorganization costs, net	0.3	(6.8)	6.9	9.4

(Loss) from continuing operations before income taxes	(135.7)	(7.8)	(55.8)	(38.4)
Income tax expense (benefit)	(26.6)	(5.8)	24.6	(1.6)

(Loss) from continuing operations	(109.1)	(2.0)	(80.4)	(36.8)
(Loss) from discontinued operations, net of tax of $0.0, $0.0, $0.2 and $0.1	—	(0.2)	(0.4)	(2.5)

Net (loss)	$(109.1)	$(2.2)	$(80.8)	$(39.3)

(Loss) per share of common stock, continuing operations:
Basic and diluted	$(2.69)	$(0.05)	$(1.99)	$(0.91)
(Loss) per share of common stock, discontinued operations:
Basic and diluted	$—	—	$(0.01)	$(0.06)
Net (loss) per share of common stock:
Basic and diluted	$(2.69)	$(0.05)	$(2.00)	$(0.97)
Average number of common shares outstanding:
Basic and diluted	40.5	40.5	40.5	40.5

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions)

	Three Months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net sales:
Resilient Flooring	$281.0	$270.9	$1,215.1	$1,181.5
Wood Flooring	211.2	206.1	832.1	738.6
Textiles and Sports Flooring	68.0	69.5	265.4	271.9
Building Products	244.2	210.5	971.7	862.2
Cabinets	50.9	48.8	213.0	204.8

Total Net Sales	$855.3	$805.8	$3,497.3	$3,259.0

Operating income (loss):
Resilient Flooring	$(136.8)	$(1.3)	$(150.2)	$56.2
Wood Flooring	12.9	(2.0)	51.4	(4.0)
Textiles and Sports Flooring	(6.3)	(2.1)	(7.1)	(11.0)
Building Products	20.7	17.2	127.0	95.2
Cabinets	(3.5)	(1.9)	1.4	(11.1)
Unallocated Corporate	(21.8)	(22.0)	(66.3)	(144.6)

Total Operating (Loss)	$(134.8)	$(12.1)	$(43.8)	$(19.3)

Selected Balance Sheet Information

(amounts in millions)

	December 31,
	2004	2003
Assets:
Current assets	$1,482.2	$1,358.8
Property, plant and equipment, net	1,208.8	1,267.3
Other noncurrent assets	1,918.4	2,021.7

Total assets	$4,609.4	$4,647.8

Liabilities and shareholders’ equity:
Current liabilities	$488.1	$415.5
Liabilities subject to compromise	4,866.2	4,858.5
Other noncurrent liabilities	666.8	704.0
Shareholders’ equity (deficit)	(1,411.7)	(1,330.2)

Total liabilities and shareholders’ equity	$4,609.4	$4,647.8

Selected Cash Flow Information (amounts in millions)
	Year ended December 31,
	2004	2003
Net (loss)	$(80.8)	$(39.3)
Goodwill impairment	108.4	—
Charge for asbestos liability, net	—	81.0
Other adjustments to reconcile net (loss) to net cash provided by operating activities	170.6	79.9
Changes in operating assets and liabilities, net	(55.4)	44.2

Net cash provided by operating activities	142.8	165.8
Net cash used for investing activities	(111.7)	(57.2)
Net cash used for financing activities	(7.0)	(14.1)
Effect of exchange rate changes on cash and cash equivalents	7.5	9.8

Net increase in cash and cash equivalents	31.6	104.3
Cash and cash equivalents, beginning of year	484.3	380.0

Cash and cash equivalents, end of year	$515.9	$484.3